SCHEDULE B

Amended as of January 28, 2022

to

JOHCM FUNDS TRUST

Investment Advisory Agreement

Dated as of January 8, 2021

Fund	Investment Advisory Fee Annual rate as a percentage of daily net assets
JOHCM Credit Income Fund	0.55%
JOHCM Emerging Markets Opportunities Fund	0.90%
JOHCM Emerging Markets Small Mid Cap Equity Fund	1.30%
JOHCM Global Income Builder Fund	0.67%
JOHCM Global Select Fund	0.89%
JOHCM International Opportunities Fund	0.75%
JOHCM International Select Fund (effective fee rate revised January 28, 2022)	0.89% on assets up to $15 billion and 0.87% on assets in excess of $15 billion
Regnan Global Equity Impact Solutions	0.75%
TSW Emerging Markets Fund	0.80%
TSW High Yield Bond Fund	0.50%
TSW Large Cap Value Fund	0.58%

AGREED AND ACKNOWLEDGED:

JOHCM FUNDS TRUST, on behalf of itself and each of its series as set forth on this Schedule B

By:	/s/ David Lebisky
Name:	David Lebisky
Title:	Chief Compliance Officer

JOHCM (USA) INC.

By:	/s/ Jonathan Weitz
Name:	Jonathan Weitz
Title:	Chief Operating Officer

[Signature Page to Schedule B to Investment Advisory Agreement]